Exhibit 99.1

Zevra’s MIPLYFFA™ (arimoclomol) Receives Approval from U.S. Food and Drug Administration for Use in Patients with Niemann-Pick Disease Type C (NPC)

MIPLYFFA™ is the first therapy approved for use in patients with NPC, a rare genetic disorder

XOMA Royalty is entitled to receive a mid-single digit royalty on MIPLYFFA™ sales and up to $52.6 million in milestones

MIPLYFFA™ is now the sixth commercial asset in XOMA Royalty’s portfolio

EMERYVILLE, Calif., September 23, 2024 (GLOBE NEWSWIRE) – XOMA Royalty Corporation (NASDAQ: XOMA), the biotech royalty aggregator, announced today Zevra Therapeutics has received approval from the U.S. Food and Drug Administration (FDA) for MIPLYFFA™ (arimoclomol). MIPLYFFA™ is approved for use in combination with miglustat for the treatment of neurological manifestations of Niemann-Pick disease type C (NPC) in adult and pediatric patients two years of age and older. It is the sixth commercial asset in XOMA Royalty’s growing royalty and milestone portfolio.

“With the approval of MIPLYFFA™, NPC patients in the United States now have access to the first FDA approved therapeutic in this rare, progressive and fatal neurodegenerative disease,” stated Owen Hughes, Chief Executive Officer of XOMA Royalty. “Based on the clinical data to date, we believe MIPLYFFA™ plus miglustat has the potential to improve outcomes and slow disease progression for many NPC patients.”

In June 2023, XOMA Royalty announced it had paid LadRx a $5 million upfront payment plus a share of future event-based milestones to acquire a mid-single digit royalty on arimoclomol’s commercial sales and up to $52.6 million, net, in potential milestone payments from Zevra.

About XOMA Royalty Corporation

XOMA Royalty is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA Royalty acquires the potential future economics associated with pre-commercial therapeutic candidates and commercial assets that have been licensed to pharmaceutical or biotechnology companies. When XOMA Royalty acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio with more than 70 assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about the Company and its portfolio, please visit www.xoma.com or follow XOMA Royalty Corporation on LinkedIn.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the amount of potential milestone and commercial payments to XOMA Royalty and other developments related to MIPLYFFA™ (arimoclomol), and the potential of XOMA Royalty’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA Royalty’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, and our third-party licensees will not be able to market them. Other potential risks to XOMA Royalty meeting these expectations are described in more detail in XOMA Royalty’s most recent filing on Form 10-Q and in other filings with the Securities and Exchange Commission. Consider such risks carefully when considering XOMA Royalty’s prospects. Any forward-looking statement in this press release represents XOMA Royalty’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA Royalty disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, the commercial assets in XOMA Royalty’s milestone and royalty portfolio are VABYSMO® (faricimab-svoa), OJEMDA™ (tovorafenib), MIPLYFFA™ (arimoclomol), XACIATO™ (clindamycin phosphate) vaginal gel 2%, IXINITY® [coagulation factor IX (recombinant)], and DSUVIA® (sufentanil sublingual tablet). All other assets in the milestone and royalty portfolio are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of the investigational compounds will become commercially available.

Investor Contact	Media Contact

Juliane Snowden	Kathy Vincent
XOMA Royalty Corporation	KV Consulting & Management
+1 646-438-9754	+1 310-403-8951
juliane.snowden@xoma.com	kathy@kathyvincent.com